Exhibit 10.5

AGREEMENT

This Agreement is made and entered into this 1st day of May, 2007, superseding the agreement entered into on the 22nd day of October, 2003 by and between Dover Downs, Inc., a Corporation of the State of Delaware (hereinafter called Dover Downs), and Delaware Standardbred Owners Association, Inc., a Delaware Corporation (hereinafter called D.S.O.A.) and is executed in duplicate original copies.

WITNESSETH:

WHEREAS, Dover Downs is licensed to conduct and is engaged in the business of conducting harness racing meetings at a harness racing track known as Dover Downs, located in Dover, Delaware; and

WHEREAS, D.S.O.A.’s membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at Dover Downs and elsewhere in the United States and Canada, and D.S.O.A. has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, drivers, and trainers of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for owners, drivers, and trainers of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers, and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible; and

WHEREAS, the parties hereto desire to cooperate in promoting the popularity of the sport of harness racing, and in insuring the continuity of harness racing at Dover Downs for the best interests of the parties hereto and the public; and

IN CONSIDERATION OF the promises, the covenants set forth herein, and other considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Term of Agreement

The provisions of this Agreement shall apply to and govern every harness racing meeting conducted by or at Dover Downs effective May 1, 2007, and continuing through July 31, 2010. The parties agree that this Agreement shall automatically renew for two successive one year periods unless either party notifies the other party by May 1st of its intention to not renew this Agreement in which event the agreement shall terminate at the end of the then current term (i.e., on July 31, 2010 in the event there is no renewal or July 31, 2011 in the event that the Agreement is renewed only once or July 31, 2012 in the event that the Agreement is renewed for both option years.

During the term of this agreement Dover Downs will schedule not less than 133 days of live racing each year, where a live day of racing shall consist of a minimum of 13 programmed races per day, and the minimum number of races each year shall be 1995 unless otherwise mutually agreed by the parties provided however, that any days or races lost to weather, acts of God, technical problems, or human error, shall not be required to be rescheduled. These days and races are subject to the availability of horses and may be reduced if the races are not adequately filled by available horses. If such a reduction is necessary, Dover Downs will consult with the D.S.O.A. to determine the best manner in which to conduct the reduced number of races.

2.  Basic Purse Distribution

A.  Dover Downs will distribute as racing purses at all meetings conducted at Dover Downs during the term of this agreement 10% of the live handle wagered at Dover Downs.  Except, however, when Dover Downs races more than 13 races per day, Dover Downs will retain all monies received from the live handle wagered on the last race each day.

In the event of any legislation which changes Dover Downs’ share of the pari-mutuel commission, the amount calculated above shall be adjusted so that 50% of any increase shall be added to purses and 50% of any decrease shall be subtracted from the purses.

B. Dover Downs agrees to distribute to D.S.O.A. via the purse pool and subject to the provisions of paragraph 5, twenty five percent (25%) of any monies received from Dover Downs’ export signal of the live race meets conducted during the term of this agreement. Except, however, when Dover Downs races more than 13 races per day, Dover Downs will retain all monies received from Dover Downs’ export signal on the last live race each day.

C.  Over and above the purses payable under paragraphs 2 A) and 2 (B), Dover Downs shall pay additional purses in an amount calculated pursuant to 29 Del.C.4815 (b)(3)b et seq.

D.  In consideration of Dover Downs racing more than 1560 races per race meet and agreeing to many provisions relating to race conditions, qualifying standards, qualifying races, physical improvements, and other accommodations for the horsemen,  the share of pari-mutuel commissions for purses has been negotiated to the amounts specified in Paragraphs 2 (A) and 2 (B) above.

E.  An average of 6 races per program shall be written and if possible filled for Delaware owned or bred horses.  The race secretary shall make every effort to write Delaware owned horses in all classes permitted to race at Dover Downs.  The purses for these races shall be twenty (20%) percent greater than purses for the same class not restricted to Delaware owned or bred horses rounded to the nearest $100. Should these races not fill with all Delaware owned or bred horses the racing secretary may open the class to non-Delaware owned or bred horse, with the Delaware owned or bred horses having first preference in accordance with D.H.R.C. rules.

F.  During the term of this Agreement, Dover Downs, on a weekly basis during any race meeting conducted by Dover Downs, shall pay directly to the drivers and trainers of the horses whose owners are entitled to receive a portion of the purse money, an amount equal to five (5%) percent of the owners’ purse money, which amount shall be credited against the purses required to be paid to the owners of such horses.  In no event shall the aggregate payment made by Dover Downs on account of purses and other items specified in Paragraph 5 be increased beyond the applicable amount for purses.

                3.  Projection of Purses and Carry-Over of Purse Money

A.   The specifications of the applicable purses for the race meet, in accordance with Paragraph 2, shall be projected on the basis of the total estimated purse funds to be accrued during the live race meeting, with consideration given to seasonal fluctuation of purse accruals, so as to maintain a reasonably uniform purse distribution schedule throughout the Dover Downs meetings each year.

B. (i) If any purse money due under Paragraph 2 has not been fully distributed at any meeting covered by this Agreement, the amount due shall be carried over and distributed in purses at the next meeting covered by this Agreement. Any underpayment of purse money under the preceding Agreements between Dover Downs and D.S.O.A. shall likewise be added to the purse money payable under Paragraph 2.

   (ii) If the purses actually paid at any meeting covered by this Agreement exceed the amount due under Paragraph 2, the amount of the excess payment shall be deducted from the purses otherwise payable at the next meeting covered by this Agreement.  Any overpayment of purses during the last meeting conducted under the previous agreement between Dover Downs and D.S.O.A. shall likewise be deducted from the purse money payable under Paragraph 2 of this Agreement.

                                                4.  Minimum and Maximum Purses

At all meetings conducted at Dover Downs, the minimum and maximum purse payable by Dover Downs for any pari-mutuel betting race shall be agreed upon by D.S.O.A. representatives and Dover Downs prior to the beginning of each race meet. In the event the parties are unable to reach an agreement, the minimum and maximum purse payable will be the same as the start of the previous race meet conducted at Dover Downs.

5.  Arrangements with D.S.O.A.

A.  Dover Downs will pay to D.S.O.A., in diminution of and as a credit against the percentages specified in Paragraph 2, requested funds to compensate D.S.O.A. for its expenses provided that D.S.O.A.’s representation of the horsemen racing at meetings conducted by Dover Downs has been demonstrated by the horsemen’s adherence to and recognition of this Agreement.  Such sums, other than health insurance premiums payable under paragraph 5(E), shall not exceed 110% of the amount requested the prior year and shall be paid in monthly installments no later than seven (7) days after the conclusion of each month of each racing meeting covered by this Agreement unless mutually agreed by the parties.

B.  When this Agreement and any succeeding Agreement between D.S.O.A. and Dover Downs has expired and there is no agreement in effect between them providing otherwise, any underpayment of purses due under this Agreement shall be payable to horsemen who participated in the last Dover Downs’ meet covered by this Agreement and both parties shall take whatever action is required to accomplish such payment.

In order to minimize any underpayment or overpayment of purses at the conclusion of the live race meet under this Agreement, D.S.O.A. and Dover Downs will meet regularly to make adjustments to the purse account if necessary.  These adjustments to the purses will be in a fair and reasonable manner and will include lowering the minimum purse if such action is warranted.  The base purse for any claiming race will not exceed 80% of the claiming price.

C.  Dover Downs shall provide an office for the use of a D.S.O.A. representative on its racing grounds.

D.  Representatives of Dover Downs will be available at reasonable times to consult with D.S.O.A. representatives upon request of either party concerning any matters pertaining to the provisions of this Agreement and/or the conduct of races, maintenance of the receiving stable area, the race track, paddock and training areas.

E.  Dover Downs shall pay to D.S.O.A. as part of its expenses in paragraph 5(A.), the incurred premiums of insurance administered by D.S.O.A. for grooms, second trainers, trainers, and drivers.  Insurance premiums shall be paid monthly upon presentation of a bill from D.S.O.A..  The premiums shall be in diminution of and as a credit against purse money payable under this Agreement as specified in Paragraph 2.

F.  Dover Downs agrees to cooperate with D.S.O.A. in its effort to provide education, promotional material and public relations regarding harness racing, pari-mutuel betting, and horse ownership.

G.  D.S.O.A. acknowledges that from time to time certain legislative effort will be required in Delaware pertaining to pari-mutuel wagering, horse racing, the video lottery as well as other matters that will effect Dover Downs. D.S.O.A. will fully support and help lobby for all reasonable legislation and oppose all harmful legislation insofar as it does not adversely impact horsemen’s issues.

H.  During the term of this contract the minimum claiming price for Delaware Owned and Bred races shall be ($7,500) seventy five hundred dollars. The minimum open claiming price shall be ($12,500) twelve thousand five hundred dollars unless changed by mutual agreement.

I.  Unless changed by mutual agreement, the qualifying times during the term of this agreement shall be 2:00 for pacers and 2:02 for trotters, plus applicable allowances for weather, and track conditions. Two year olds will receive a two second allowance. Three year olds will receive a two second allowance from January 1 through April 30 and a one second allowance after April 30.

J.  During this Agreement, horses permitted at Dover Downs will have the opportunity to qualify two times per calendar month. Horses that are two year olds and three year olds, and are nominated to the Delaware Breeders program, will have unlimited opportunity to qualify during each of the three (3) months leading up to the first event of the program to which it is nominated.

K.  There shall not be any general age restrictions in condition races that are written as NW of $6,000 or higher in last (x) starts. This does not apply to NW of (x) races lifetime, NW of ($x) lifetime, or any other type of condition race written according to the available horse population in an effort to enhance the quality and competitiveness of the racing at Dover Downs.  All races written for NW of (x) races lifetime shall exclude as a win only, any win in which the first place money was less than or equal to $500.

L.  During the term of this agreement, if Dover Downs has races with nine horse fields, a bonus will be added to the base purse as follows:

Base purse is:	Bonus is:

Less than $20,000	$500
$20,000 or more	$1000

M.  Dover Downs, upon request, shall furnish to D.S.O.A. a summary of the handle.

N.   During the term of this agreement, Dover Downs will provide an outrider, if one can be obtained at a comparable cost to that paid by area racetracks, that is acceptable to the D.S.O.A..

O.   Dover Downs will provide drainage in each stall of the paddock in order to permit bathing of horses in the race stalls in the paddock.

6.  Simulcast Wagering

A.  As consideration for the distribution to the purse pool in accordance with paragraph 2(B.) D.S.O.A. agrees, as is standard in the industry, to share the daily cost incurred by Dover Downs for the daily export of the live signal throughout each season.  These incremental costs incurred by Dover Downs for the exporting of live races will be calculated and shared 25% by D.S.O.A. and 75% by Dover Downs.  These daily costs will be detailed on the purse reconciliation report submitted to D.S.O.A. at the end of each month.

B. As consideration for the covenants set forth herein, and other considerations, D.S.O.A. agrees that it will not share in any of the revenues or expenses from intrastate and interstate simulcasting of standardbred and thoroughbred races from such tracks as approved per paragraph 6(c).

C.  All simulcasting agreements need the approval of D.S.O.A. prior to Dover Downs accepting wagering on those races. D.S.O.A. agrees not to unreasonably withhold their approval.

    Should either D.S.O.A. or Dover Downs deny an approval or elect to terminate an agreement, they must provide the other party written notice at least 15 days prior to termination or disapproval with reasonable explanation for their action.

7.  Stake and Early Closing Events

Not more than 8% of the total purse money payable to the horsemen during each race meet shall be paid for Stake and Early Closing events. Purse money payable to the Delaware Breeders Program, or any other Delaware owned/bred Stakes or early closing events, shall not be part of the 8% limitation.

8.  On-Track Driver Insurance

Dover Downs shall provide On-track driver accident and disability insurance with minimums of $50,000 death benefit, $100,000 medical expenses and $500 a week disability income extending for 26 weeks then $350 a week disability income for an additional 78 weeks subject to no more than a seven-day waiting period.  This coverage shall have no deductible to the horsemen and will be provided on race days, non-race days during the race meet when the track is available for training and for three (3) days prior to each race meeting covered under this Agreement.

9.  Stall Assignments and Racing Privileges

Nothing in this Agreement shall be deemed to limit or restrict in any manner the absolute discretion of Dover Downs to assign stalls and/or grant racing privileges to owners and trainers whether or not members of D.S.O.A., except that stall space and/or racing privileges shall not be denied by reason of membership in, or activity on behalf of, D.S.O.A. or a duly constituted horsemen’s committee.  Notwithstanding this paragraph, it is understood that Dover Downs does not contemplate opening its barn area and providing stabling facilities during the term of this Agreement.  Dover Downs does, however, agree to make reasonable attempts to restrict the horse population to a manageable level with preference being given to Delaware owned horses.

10.  Indemnity and Cooperation

D.S.O.A. shall indemnify and hold Dover Downs harmless against any claims, losses, expenses, judgments, penalties or extra distributions imposed upon or suffered by Dover Downs arising out of, or in connection with, the payment provided in Paragraph 5 above.  In the event any other organization shall claim to represent the horsemen participating in any Dover Downs meeting during the term of this Agreement, Dover Downs shall promptly notify D.S.O.A.

Dover Downs agrees and acknowledges that the D.S.O.A. during the term of this agreement is and shall be the sole and exclusive representatives and bargaining agent for harness horse people in respect to all matters related to harness racing and ancillary and appurtenant activities carried on by Dover Downs, as long as D.S.O.A. represents a majority of the horsemen racing at Dover Downs.

11.  Controlling Law and Regulation

The interpretation of the provisions of this Agreement shall be governed by the law of Delaware.  If and to the extent that any provision(s) of this Agreement is and/or becomes inconsistent with any Delaware Statute, law or any regulation of the Delaware State Harness Racing Commission not in effect or hereinafter enacted, such provision or provisions shall be deemed to be superseded by such law or regulation as the case may be.  The validity of the remaining provisions of the contract shall be construed and enforced as if the contract did not contain the particular provision held to be invalid.

12.  Miscellaneous

This agreement acknowledges and incorporates by reference the letter from Charles Lockhart, Vice President of Horse Racing, under date of April 20, 2007 attached hereto, addressing some issues that the parties have agreed to.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their respective Officers as of the date first above written.

Witness:	DOVER DOWNS, INC.

/s/ Denis McGlynn	By	/s/ Charles B. Lockhart
Charles B. Lockhart
Vice President—Horse Racing

Witness:	DELAWARE STANDARDBRED OWNERS ASSOCIATION, INC.

/s/ Salvatore DiMario	By	/s/ James T. Case
James T. Case
President